Exhibit 16.1

February 23, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated February 19, 2024, of Apple Hospitality REIT, Inc. and are in agreement with the statements contained in paragraphs one through three on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP